UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2019
THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On February 8, 2019, The Brink’s Company (the “Company”) and certain of its subsidiaries entered into a First Amendment to Loan Documents (the “Amendment”) with Wells Fargo Bank, National Association, as existing administrative agent, Bank of America, N.A., as successor administrative agent, and the lenders party thereto. The Amendment relates to the Credit Agreement dated as of October 17, 2017 (as amended by the Amendment, the “Credit Agreement”) by and among the Company, certain of its subsidiaries, the lenders party thereto and the agents party thereto. The execution of the Amendment, among other things, effectively extends the maturity date of the credit facility available under the Credit Agreement (the “Credit Facility”) to February 8, 2024 and increases the amount of credit available under the Credit Facility to $1.8 billion, consisting of a $1.0 billion revolving credit facility and a $0.8 billion term loan. The proceeds of the loans and other extensions of credit available pursuant to the Credit Agreement will be used to (i) pay fees, costs and expenses incurred in connection with the transactions contemplated by the Amendment and (ii) finance working capital needs, capital expenditures, permitted acquisitions and other general corporate purposes of the Company and its subsidiaries.
As of the effective date of the Amendment, approximately $954 million (U.S. dollar equivalent) of loans were outstanding under the Credit Facility.
Loans under the Credit Facility will mature on February 8, 2024 and the obligations of the Company and its subsidiaries under the Credit Agreement are secured by a first-priority lien on all or substantially all of the assets of the Company and certain of its domestic subsidiaries, including a first-priority lien on equity interests of certain of the Company’s direct and indirect subsidiaries. The Company and certain of its domestic subsidiaries guaranty the obligations under the Credit Facility. The term loan is repayable in consecutive quarterly installments on of 1.25% of the principal amount of the term loans outstanding on the effective date of the Amendment, due on the last business day of each of March, June, September and December, commencing on June 28, 2019.
The Company may elect to request the increase the maximum amount of the revolving credit facility, incur incremental term loans or incur incremental notes, in each case, in an aggregate principal amount not to exceed the sum of $200 million plus an unlimited amount subject to a pro forma Consolidated Senior Secured Leverage Ratio (as defined in the Credit Agreement) of 3.50 to 1.00, in each case, subject to the terms and conditions set forth in the Credit Agreement.
The Credit Agreement generally provides for revolving credit loans in multiple currencies at interest rates equal to the LIBOR Rate, the Canadian Base Rate, the CDOR Rate or the Alternate Base Rate (each as defined in the Credit Agreement) plus a margin that varies depending upon the Company’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement). A portion of the revolving credit facility is available for issuance of letters of credit, subject to a sublimit of $150 million. Fees are payable on issued and outstanding letters of credit in an amount equal to the product of the average daily undrawn amount of such letters of credit and the margin then in effect for loans which bear interest at the LIBOR Rate. Fronting fees and customary charges of each issuing lender are also payable on letters of credit. Subject to the conditions stated in the Credit Agreement, the

Company may prepay and reborrow amounts under the revolving credit facility at any time and from time to time during the term of the Credit Facility.
The Credit Agreement contains representations, warranties, terms and conditions customary for transactions of this type. These include, among others, covenants limiting the Company’s and its subsidiaries’ ability to (1) incur liens on its assets, (2) dispose of its assets or the assets of any Restricted Subsidiary (as defined in the Credit Agreement), (3) enter into certain transactions with affiliates and unrestricted subsidiaries, (4) make acquisitions, loans and other investments, (5) enter into sale and leaseback transactions, (6) enter into mergers, consolidations and similar combinations, (7) make Restricted Payments (as defined in the Credit Agreement), (8) incur indebtedness, (9) enter into restrictive agreements, (10) prepay or modify certain indebtedness and (11) change its nature of business. The Credit Agreement also contains financial covenants that require the Company to maintain (i) a Consolidated Net Leverage Ratio (as defined in the Credit Agreement) that is not greater than 4.00 to 1.00 (subject to the following sentence) and (ii) an Interest Coverage Ratio (as defined in the Credit Agreement) that is not less than 3.00 to 1.00, in each case with compliance tested at the end of each fiscal quarter. The Credit Agreement provides that the Company may, from time to time, increase the level of the maximum Consolidated Net Leverage Ratio covenant to 4.50 to 1.00 for a period of four fiscal quarters in connection with certain Permitted Acquisitions (as defined in the Credit Agreement), subject to the terms and conditions of the Credit Agreement.
The Credit Agreement contains certain events of default, including, among others, (1) failure to pay principal, interest or any other amount owing on any other obligation under the Credit Agreement, (2) material incorrectness of representations and warranties when made, (3) breach of covenants, (4) failure to pay principal or interest on any other debt that equals or exceeds $50 million when due, (5) default on any other debt that equals or exceeds $50 million that causes an acceleration of such debt, (6) the occurrence of a Change in Control (as defined in the Credit Agreement), (7) bankruptcy and insolvency events and (8) entry by a court of one or more judgments against the Company or any of its Restricted Subsidiaries in the aggregate amount in excess of $50 million that remain unbonded, undischarged or unstayed for a certain number of days after the entry thereof. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the Credit Facility could be terminated.
All amounts under the Credit Agreement are due on the earliest of (1) February 8, 2024, (2) the date of termination specified by the administrative agent on behalf of the lenders upon the occurrence of any event of default under the Credit Agreement and (3) the date of termination specified by the Company.
The Company and its affiliates regularly engage many of the banks party to the Credit Agreement, among others, to provide other banking services. All of these engagements are negotiated at arm’s length.
This description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.		Financial Statements and Exhibits.

(d)	Exhibits

10.1
First Amendment to Loan Documents (the “Amendment”), dated as of February 8, 2019, with Wells Fargo Bank, National Association, as existing administrative agent, Bank of America, N.A., as successor administrative agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: February 14, 2019	By:	/s/ Ronald J. Domanico
Ronald J. Domanico Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1
First Amendment to Loan Documents (the “Amendment”), dated as of February 8, 2019, with Wells Fargo Bank, National Association, as existing administrative agent, Bank of America, N.A., as successor administrative agent, and the lenders party thereto.

5